SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO. _____________)*



                            TIME WARNER TELECOM INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)




                 Class A Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                    887319101
                               ------------------
                                 (CUSIP Number)



                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     |_| Rule 13d-1(b)

                     |_| Rule 13d-1(c)

                     |X| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 7 Pages


NY2:\875293\01\$RDP01!.DOC\62634.0012

-------------------------------------------------                                                  --------------------------
              CUSIP NO. 887319101                                       13G                         PAGE 2 OF 7 PAGES
-------------------------------------------------                                                  --------------------------

---------------- ------------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 MediaOne Group, Inc.
                 84-0926774
---------------- ------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                   (a) [ ]
                                                                                                                    (b) [X]
---------------- ------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY

---------------- ------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
-------------------------------- ------------- ------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   15,289,842
-------------------------------- ------------- ------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- ------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   15,289,842
---------------- ------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     15,289,842
---------------- ------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                   [X]

---------------- ------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     39.7%
---------------- ------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- ------------------------------------------------------------------------------------------------------------



-------------------------------------------------                                                  --------------------------
              CUSIP NO. 887319101                                       13G                         PAGE 3 OF 7 PAGES
-------------------------------------------------                                                  --------------------------

---------------- ------------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 MediaOne of Colorado, Inc.
                 [          ]
---------------- ------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                   (a) [ ]
                                                                                                                    (b) [X]
---------------- ------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY

---------------- ------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION
                     Colorado
-------------------------------- ------------- ------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   15,289,842
-------------------------------- ------------- ------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- ------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   15,289,842
---------------- ------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     15,289,842
---------------- ------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                   [X]

---------------- ------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     39.7%
---------------- ------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- ------------------------------------------------------------------------------------------------------------


                     This statement on Schedule 13G (this "Statement") is being filed by MediaOne Group, Inc. ("MediaOne Group") and relates to the Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of Time Warner Telecom Inc., a Delaware corporation (the "Issuer"). The Class A Common Stock is held in the name of MediaOne of Colorado, Inc. ("MediaOne Colorado"), a Colorado corporation and wholly-owned subsidiary of MediaOne Group, in the form of 12,215 shares of Class A Common Stock and 15,277,627 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"). Each share of the Class B Common Stock is presently convertible into one share of Class A Common Stock. Pursuant to a Stockholders' Agreement, dated as of May 10, 1999 (the "Stockholders Agreement"), among MediaOne Colorado, Advance/Newhouse Communications and certain direct and indirect subsidiaries of Time Warner Inc. (collectively, the "Principal Stockholders"), each of the Principal Stockholders have agreed to follow certain procedures for the nomination of directors and to vote in favor of the other Principal Stockholders' director nominees. In addition, pursuant to the Stockholders Agreement, the Principal Stockholders have agreed to rights of first refusal, restrictions on transfers of shares, tag-along rights upon certain transfers of shares and demand and piggy-back registration rights. The number of shares indicated as being beneficially owned by MediaOne Group does not include the shares of Class B Common Stock held by the other Principal Stockholders which are the subject of the Stockholders Agreement and with respect to which MediaOne Group disclaims beneficial ownership.

ITEM 1.  NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           (a)       Name of Issuer:     Time Warner Telecom Inc..
           (b)       Address of Issuer's Principal Executive Offices:

                     5700 South Quebec Street
                     Greenwood Village, Colorado  80111

ITEM 2.  PERSON FILING:

           (a) Name of Persons Filing: MediaOne Group, Inc. and MediaOne of Colorado, Inc.

           (b)       Address of Principal Business Office or, if none,
                     Residence:

                     The principal business address of MediaOne Group and MediaOne Colorado is 188 Inverness Drive West, Englewood, Colorado 80112.

           (c)       Citizenship:

                     MediaOne Group - Delaware
                     MediaOne Colorado - Colorado

           (d)       Title of Class of Securities:  Class A Common Stock,
                     $ .01 par value

           (e)       CUSIP Number:  887319101


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

                  (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange
                           Act.

                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                  (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

                  (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);



                               Page 4 of 7 Pages

                  (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP.

ITEM 4(A):  AMOUNT BENEFICIALLY OWNED:

As of December 31, 1999, MediaOne Group and MediaOne Colorado may be deemed to be the beneficial owner of 15,289,842 shares of Class A Common Stock including 12,215 shares of Class A Common Stock held directly and 15,277,627 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock owned directly by MediaOne Colorado, a wholly-owned subsidiary of MediaOne Group.

ITEM 4(B):  PERCENT OF CLASS:

           39.7%

ITEM 4(C): Number of shares as to which MediaOne Group has:

           (i)       sole power to vote or direct the vote:  0
           (ii)      shared power to vote or to direct the vote: 15,289,842
           (iii)     sole power to dispose of or to direct the disposition
                     of:  0
           (iv) shared power to dispose of or to direct the disposition of: 15,289,842

Number of shares as to which MediaOne Colorado has:

           (i)       sole power to vote or direct the vote:  0
           (ii)      shared power to vote or to direct the vote: 15,289,842
           (iii)     sole power to dispose of or to direct the disposition
                     of:  0
           (iv) shared power to dispose of or to direct the disposition of: 15,289,842

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

           N/A



                               Page 5 of 7 Pages

ITEM 10.  CERTIFICATION.

           (a) N/A

           (b) N/A

















                               Page 6 of 7 Pages

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 9, 2000              MEDIAONE GROUP, INC.

                                     By: /s/ Doug Holmes
                                         --------------------------------------
                                         Name: Doug Holmes
                                         Title: Executive Vice President



Date:  February 9, 2000              MEDIAONE OF COLORADO, INC.

                                     By: /s/ Doug Holmes
                                         --------------------------------------
                                         Name: Doug Holmes
                                         Title: Executive Vice President



           The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

           Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13-d-7(b) for other parties for whom copies are to be sent.

           Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).




                               Page 7 of 7 Pages